GARY B. WOLFF, P.C.
COUNSELOR AT LAW	488 Madison Avenue Suite 1100 New York, New York 10022
Tel: (212) 644-6446 Fax: (212) 644-6498 Email: wolffpc@ nyc.rr.com

Exhibit 5.1a and 23.2a

January 10, 2011

United States Securities and Exchange Commission

100 F Street, N. E.

Washington, D.C. 20549

Re: Exclusive Business Services, Inc. (hereinafter “EBS”) Registration Statement on Form S-1 Relating to a maximum of 2,000,000 shares of EBS Common Stock par value $.001 per share

Gentlemen:

I have been requested by EBS, a Nevada corporation, to furnish you with my opinion as to the matters hereinafter set forth in connection with the above captioned registration statement (the “Registration Statement”) covering a maximum of 2,000,000 shares which will be offered by EBS.

In connection with this opinion, I have examined the Registration Statement, the Certificate of Incorporation and By-Laws of EBS copies of the records of corporate proceedings of EBS and copies of such other agreements, instruments and documents as I have deemed necessary to enable me to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, I am of the opinion that the shares being offered and registered when sold in the manner described in the Registration Statement will be legally issued and duly authorized by the Company, fully paid and non-assessable.

This opinion opines upon Nevada law, including the statutory provisions as well as all applicable provisions of the Nevada constitution and reported decisions interpreting the laws.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the prospectus included in the registration statement.

Very truly yours,

/s/ Gary B. Wolff

Gary B. Wolf